As filed with the Securities and Exchange Commission September 28, 2023

Registration No. 333-213013

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-213013

UNDER

THE SECURITIES ACT OF 1933

TRITON INTERNATIONAL LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	98-1276572
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Victoria Place, 5th Floor, 31 Victoria Street,

Hamilton HM 10, Bermuda

(441) 294-8033

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Triton International Limited 2016 Equity Incentive Plan

(Full Title of the Plans)

Carla L. Heiss

Senior Vice President, General Counsel and Secretary

100 Manhattanville Road

Purchase, New York 10577

(914) 251-9000

(Name and Address, including Zip Code, of Agent for Service)

with copies to:

Scott D. Miller

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

(212) 558-3109

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-8 (the “Registration Statement”) previously filed by Triton International Limited, an exempted company limited by shares incorporated under the laws of Bermuda (the “Company”), with the U.S. Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-8 (File No. 333-213013), originally filed with the SEC on August 9, 2016, registering 5,000,000 of the Company’s common shares, par value $0.01 per share (“Shares”), issuable in connection with the Triton International Limited 2016 Equity Incentive Plan, at a proposed maximum offering price per share of $16.17.

This Post-Effective Amendment is being filed in connection with the closing on September 28, 2023 of the transactions contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Brookfield Infrastructure Corporation, a corporation organized under the laws of British Columbia (the “Public Parent” or “BIPC”), Thanos Holdings Limited, an exempted company limited by shares incorporated under the laws of Bermuda (“Parent”) and Thanos MergerSub Limited, an exempted company limited by shares incorporated under the laws of Bermuda and a subsidiary of Parent (“Merger Sub”). On September 28, 2023, pursuant to the Merger Agreement, Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of Parent.

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all such securities of the Company registered pursuant to the Registration Statement that remain unsold and any plan interests that are unissued as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Harrison, New York, on September 28, 2023. No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

TRITON INTERNATIONAL LIMITED

By:	/s/Carla L. Heiss
	Name:	Carla L. Heiss
	Title:	Senior Vice President, General Counsel and Secretary